For Immediate Release

Microbot Medical Announces Appointment of Chief Technology Officer

Hingham, MA – April 5, 2018 – Microbot Medical Inc. (NASDAQ CM: MBOT), a medical device company specializing in the design and development of transformational micro-robotic medical technologies, today announced the appointment of Mr. Simon Sharon as Chief Technology Officer, effective immediately. In his role, Mr. Sharon will report directly to Harel Gadot, Microbot’s Chief Executive Officer, President and Chairman, and resume the role previously held by the VP of R&D, who recently stepped down to pursue other endeavors. Mr. Sharon had previously served as the Chairman of Microbot’s Scientific Advisory Board.

“During the current quarter, our goals are to complete the two ongoing studies related to our first product, the Self-Cleaning Shunt (SCS), and to close the previously announced acquisition of CardioSert,” commented Mr. Gadot. “In addition, as we continue to explore additional strategic opportunities, it is imperative that we strengthen Microbot’s development team to ensure we meet our development milestones and expand our portfolio. I’m confident that Simon’s knowledge of our current development and our unique technology platforms, coupled with his exceptional operational expertise over portfolios of R&D projects, will be extremely valuable as we aim to achieve key milestones over the next few quarters.”

Mr. Sharon is a seasoned medical device executive with over 30 years of industry experience. Prior to rejoining Microbot, Simon served as the Chief Technology Officer at MEDX Xelerator, an Israel-based medical device and digital health incubator with partners such as Boston Scientific Corporation and Intellectual Ventures. He was also the Chairman of the Scientific Board at XACT Robotics, a private Israeli company developing a novel platform robotic technology for needle steering in minimally invasive interventional procedures. Prior to this, Mr. Sharon held the position of Chief Operating Officer at Microbot Medical Ltd. before it became a publicly traded company. Prior to joining Microbot in 2013, Mr. Sharon was the Vice President of Research & Development with IceCure Medical, a TASE traded company developing a portfolio of cryogenic ablation systems. Prior to IceCure, he held roles of increasing responsibility at Rockwell Automation–Anorad Israel Ltd, a leading linear motor-based, precision positioning equipment manufacturer. Prior to Rockwell, Simon was the Research & Development Manager at Disc-O-Tech Medical Technologies Ltd., a private orthopedic venture that was acquired by Kyphon (currently part of Medtronic), and before this was the Research & Development Manager at CI Systems, a worldwide supplier of a wide range of electro-optical test and measurement equipment.

About Microbot Medical, Inc.

Microbot was founded in 2010, which commenced operations in 2011, and became a NASDAQ listed company on November 28, 2016. The Company specializes in transformational micro-robotic medical technologies leveraging the natural and artificial lumens within the human body. Microbot’s current platforms, ViRob and TipCAT, are comprised of two highly advanced micro-robotic technologies, from which the Company is currently developing its first two product candidates: the Self Cleaning Shunt, or SCS, for the treatment of hydrocephalus and Normal Pressure Hydrocephalus, or NPH; and a self-propelling, semi-disposable endoscope that is being developed initially for use in colonoscopy procedures. Further information about Microbot Medical is available at http://www.microbotmedical.com.

The ViRob technology is a revolutionary autonomous crawling micro-robot which can be controlled remotely or within the body. Its miniature dimensions allow it to navigate and crawl in different spaces within the human body, including blood vessels, the digestive tract and the respiratory system. Its unique structure gives it the ability to move in tight spaces and curved passages as well as the ability to remain within the human body for prolonged time. To learn more about ViRob please visit http://www.microbotmedical.com/technology/virob/.

TipCAT is a transformational self-propelled, flexible, and semi-disposable endoscope providing see & treat capabilities within tubular lumens in the human body such as the colon, blood vessels, and the urinary tract. Its locomotion mechanism is perfectly suitable to navigate and crawl through natural & artificial tubular lumens, applying the minimal necessary pressure to achieve the adequate friction required for gentle, fast, and safe advancement within the human body. To learn more about TipCAT visit http://www.microbotmedical.com/technology/tipcat/.

Safe Harbor

Statements pertaining to future financial and/or operating results, future growth in research, technology, clinical development, and potential opportunities for Microbot Medical Inc. and its subsidiaries, along with other statements about the future expectations, beliefs, goals, plans, or prospects expressed by management constitute forward-looking statements. Any statements that are not historical fact (including, but not limited to statements that contain words such as “will,” “believes,” “plans,” “anticipates,” “expects” and “estimates”) should also be considered to be forward-looking statements. Forward-looking statements involve risks and uncertainties, including, without limitation, risks inherent in the development and/or commercialization of potential products, the outcome of its further evaluation of the CardioSert technology, uncertainty in the results of clinical trials or regulatory approvals, need and ability to obtain future capital, and maintenance of intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements and as such should be evaluated together with the many uncertainties that affect the businesses of Microbot Medical Inc. particularly those mentioned in the cautionary statements found in Microbot Medical Inc.’s filings with the Securities and Exchange Commission. Microbot Medical disclaims any intent or obligation to update these forward-looking statements.

Investor Contacts:

Analysts and Institutional Investors

Michael Polyviou

EVC Group

mpolyviou@evcgroup.com

732-232-6914

Individual Investors

Jeremy Roe

Integra Consulting Group llc

jeremy@integracg.net

(925) 262-8305